FOR IMMEDIATE RELEASE
                                                           ---------------------

                 PROCTER & GAMBLE - THIRD QUARTER 2002/03 UPDATE

                   PROCTER & GAMBLE RAISES EARNINGS GUIDANCE;
            MANAGEMENT TO PRESENT IN NEW YORK, TOMORROW AT 7:00 A.M.


         CINCINNATI, March 17, 2003 - The Procter & Gamble Company (NYSE:PG) today stated it is raising earnings guidance for the January to March 2003 quarter behind solid volume growth and favorable exchange rates.

         Volume for the quarter is expected to grow in the six to eight percent range, with broad scale improvement across global business units and geographies. The health care business unit and developing markets continue to lead the volume progress. The solid volume growth is on top of a strong base period when volume grew by 10 percent, and includes the current year negative impact of the Jif and Crisco spin-off, which was completed at the end of May 2002.

         Sales, excluding foreign exchange, are expected to finish the quarter with growth in the mid single-digit range. Foreign exchange is expected to add approximately three to four percent to sales growth, which is one to two percent above previous estimates. Total sales growth is projected in the high single-digits, reflecting the solid volume growth and favorable exchange rates.

         Operating margin is expected to grow in the range of 20 to 50 basis points versus a very strong base period when operating margins grew by 280 basis points.

         Core earnings per share, which excludes restructuring program charges, are expected to grow in the 13% to 14% percent range, at or above consensus estimates. Previous guidance included anticipated core earnings per share growth of 11% to 13%.

         Also, the company announced that A.G. Lafley, chairman of the board, president and chief executive, and Clayton C. Daley, Jr., chief financial officer, will be presenting at the Merrill Lynch Consumer Products Conference in New York City tomorrow, March 18, at 7:00 a.m. (ET). The presentation will be made in the Spellman Room of the Palace Hotel. Analysts and investors are invited to attend.

         For those unable to participate in person, a conference call of the meeting will be available by calling 800-946-0742 in the U.S. For calls outside the U.S., the number is 719-457-2650. Please use the following confirmation code 177504 to get access to the conference. Also, the meeting will be available via webcast on Tues., March 18 at 7:00 a.m. (ET). You may link to the webcast by going to our website at: http//www.pg.com/investors.

         A replay of the call will be available until midnight, Tues., March 25, 2003 by calling 800-289-0579 in the U.S. The confirmation code is 177504. Outside the U.S., please call 719-457-2550 and use the same confirmation code.

         All statements, other than statements of historical fact included in this news release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the achievement of expected cost and tax savings associated with changes in the Company's organization structure; (2) the ability to achieve business plans, including growing volume profitably, despite high levels of competitive activity, especially with respect to the product categories and geographical markets in which the Company has chosen to focus; (3) the ability to manage and maintain key customer relationships; (4) the achievement of growth in significant developing markets such as China, Turkey, Mexico, the Southern Cone of Latin America, the countries of Central and Eastern Europe and the countries of Southeast Asia; (5) the ability to successfully manage regulatory, tax and legal matters, including resolution of pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas; (7) the ability to successfully manage currency (including currency issues in Latin America), interest rate and certain commodity cost exposures; and (8) the ability to manage the continued political and/or economic uncertainty in Latin America (including Venezuela) and the Middle East, as well as any political and/or economic uncertainty due to terrorist activities or war (including Korea). If the Company's assumptions and estimates are incorrect or do not come to fruition, or if the Company does not achieve all of these key factors, then the Company's actual results might differ materially from the forward-looking statements made herein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.


ABOUT PROCTER & GAMBLE
----------------------
         P&G is celebrating 165 years of providing trusted quality brands that make every day better for the world's consumers. We market nearly 300 brands - including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R) and Clairol(R) - in more than 160 countries around the world. The P&G community consists of nearly 102,000 employees working in almost 80 countries worldwide. Please visit www.pg.com for the latest news and in-depth information about P&G and its brands.

                                      # # #

     P&G MEDIA CONTACT:
     -----------------
     1-866-PROCTER(1-866-776-2837)

     P&G INVESTOR RELATIONS CONTACT:
     ------------------------------
     John P. Goodwin  - (513) 983-2414